CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated December 11, 2012, relating to the financial statements of American Funds Inflation Linked Bond Fund, which appear in such Registration Statement. We also consent to the references to us under the heading "Independent registered public accounting firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

December 12, 2012